  As filed with the Securities and Exchange Commission on April 25, 2000

                                                Registration No. 333-32968

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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                --------------

                            SYNTROLEUM CORPORATION
            (Exact name of registrant as specified in its charter)

   Delaware           1350 South Boulder, Suite 1100           73-1565725
  (State of             Tulsa, Oklahoma 74119-3295         (I.R.S. Employer
incorporation)                (918) 592-7900              Identification No.)

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ERIC GRIMSHAW
                 Vice President, Secretary and General Counsel
                            Syntroleum Corporation
                        1350 South Boulder, Suite 1100
                          Tulsa, Oklahoma 74119-3295
                                (918) 592-7900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------
                                 With Copy To:
                                JOHN D. GEDDES
                              Baker Botts L.L.P.
                             3000 One Shell Plaza
                                 910 Louisiana
                           Houston, Texas 77002-4995
                                (713) 229-1234

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 25, 2000

PROSPECTUS

                                 $120,000,000

                               [Syntroleum Logo]
                                  Common Stock

                                  -----------

    We may offer from time to time shares of our common stock, including the associated preferred stock purchase rights.

    The aggregate initial offering price of the common stock that we offer will not exceed $120,000,000. We will offer the common stock in amounts, at prices and on terms to be determined at the time of the offering.

    Our common stock is listed for trading on the Nasdaq Stock Market's National Market under the symbol "SYNM." On April 24, 2000, the last reported sales price of our common stock on the Nasdaq National Market was $18 5/8.

    We will provide the specific terms of the offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell our common stock unless accompanied by a prospectus supplement.

    You should consider the risk factors we describe starting on page 4 before investing in our common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is          , 2000

                               TABLE OF CONTENTS

About This Prospectus.......................................................   2
About Syntroleum Corporation................................................   3
Forward-Looking Statements..................................................   4
Where You Can Find More Information.........................................   4
Risk Factors................................................................   6
Use of Proceeds.............................................................  16
Dilution....................................................................  16
Description of Capital Stock................................................  16
Plan of Distribution........................................................  25
Legal Opinions..............................................................  26
Experts.....................................................................  26

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. This prospectus provides you with a general description of the offered common stock. Each time we offer common stock, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                          ABOUT SYNTROLEUM CORPORATION

      We are a leading developer, owner and licensor of a proprietary process designed to catalytically convert natural gas into synthetic liquid hydrocarbons. The Syntroleum Process is a simplification of traditional gas to liquids, or "GTL," technologies aimed at substantially reducing the capital and operating costs and the minimum economical size of a GTL plant. A primary advantage of the Syntroleum Process over competing processes is its use of air, rather than pure oxygen, in the conversion process. Synthetic liquid hydrocarbons produced by the Syntroleum Process can be further processed into:

    . premium, ultra-clean liquid fuels including diesel, kerosene, gasoline, naphtha and fuel for fuel cells, and

    . specialty products including synthetic lubricants, process oils, high melting point waxes, liquid normal paraffins, drilling fluid and chemical feedstocks.

      Our business strategy is to:

    . continue broadly licensing our technology for the production of synthetic crude oil and fuels,

    . use our technology to build and own plants designed to make specialty products and fuels,

    . develop alternative markets for the synthetic products of GTL plants based on the Syntroleum Process like ultra-clean fuels and fuels for fuel cell applications, and

    . continue an aggressive research and development program alone and with strategic partners to lower costs and expand the potential applications for our technology.

      We believe that the Syntroleum Process can be cost effective in GTL plants with throughput levels as low as 2,000 to over 100,000 barrels per day. Due to their relatively small size and the use of air instead of pure oxygen, we believe GTL Plants can be placed on skids, barges and ocean-going vessels. Although no commercial-scale GTL plant based on the Syntroleum Process has been built to date, we have successfully demonstrated many elements and variations of the Syntroleum Process in laboratory tests and pilot plant operations. We are currently developing a 10,000 barrel per day specialty product GTL plant to be constructed in Western Australia and are evaluating other potential plants.

      Our principal executive offices are located at 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119, and our telephone number at that location is (918) 592-7900. As used in this prospectus, the terms "we," "us" and "our," mean Syntroleum Corporation, a Delaware corporation, and its subsidiaries and predecessors, unless the context indicates otherwise.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes or incorporates by reference forward-looking statements that reflect our current view of future events and financial performance. These forward-looking statements are subject to numerous risks and uncertainties, including those factors discussed elsewhere in or incorporated by reference into this prospectus, the prospectus supplement, any pricing supplement and our other filings with the SEC.

      These risks and uncertainties could cause actual results or events to differ materially from anticipated or historical results. You can identify forward-looking statements by our use of words like "anticipate," "believe," "budget," "estimate," "expect," "forecast," "intend," "may," "plan," "predict," "project," "should" and similar expressions. Any statement that is not a historical fact is a forward-looking statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

      This prospectus is part of a registration statement we have filed with the SEC relating to the common stock. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered common stock. The documents we incorporate by reference are:

    . our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Amendment No. 1 on Form 10-K/A, and

    . the description of our common stock and associated preferred stock purchase rights contained in our Current Report on Form 8-K dated June 17, 1999.

      You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

     Syntroleum Corporation
     1350 South Boulder, Suite 1100
     Tulsa, Oklahoma 74119
     Attention: Director of Investor Relations
     Telephone: (918) 592-7900

      You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any pricing supplement is accurate as of any date other than the date on its cover page.

                                  RISK FACTORS

      You should carefully consider the risks described below or in any prospectus supplement or pricing supplement before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the common stock could decline, and you may lose all or part of your investment.

Risks Relating to our Technology

      We might not successfully commercialize our technology, and commercial-scale gtl plants based on the Syntroleum Process may never be successfully constructed or operated.

      To date, no commercial-scale GTL plant based on the Syntroleum Process has been constructed. A commercial-scale GTL plant based on the Syntroleum Process might never be successfully built either by us or by any of our licensees. Our success depends on our ability, and the ability of our licensees, to economically design, construct and operate GTL plants based on the Syntroleum Process on a commercial scale. The successful commercial construction and operation of a GTL plant based on the Syntroleum Process depends on a variety of factors, many of which are outside our control. Although we are currently developing the Sweetwater plant, our first commercial-scale GTL plant, we do not know for certain when construction of this plant will begin or when it will become operational. We do not have any experience managing the design, construction or operation of commercial-scale GTL plants, and we may not be successful in doing so.

      Commercial-Scale GTL plants based on the Syntroleum Process might not produce results necessary for success, including results demonstrated on a laboratory and pilot plant basis.

      A variety of results necessary for successful operation of the Syntroleum Process could fail to occur at a commercial plant, including reactions successfully tested on a laboratory and pilot plant basis. Results that could cause commercial-scale GTL plants to be unsuccessful include:

    . lower reaction activity than that demonstrated in laboratory and pilot plant operations, which would increase the amount of catalyst or number of reactors required to convert synthesis gas into liquid hydrocarbons and increase capital and operating costs,

    . shorter than anticipated catalyst life, which would require more frequent catalyst purchases and therefore increase operating costs,

    . excessive production of gaseous light hydrocarbons from the Fisher-Tropsch reaction compared to design conditions, which would lower the anticipated amount of liquid hydrocarbons produced and lower revenues and margins from plant operations, and

    . inability of the gas turbines or heaters integrated into the Syntroleum Process to burn the low-heating-value tail gas that is produced by the process, which would result in the need to incorporate other methods to generate horsepower for the compression process that may increase capital and operating costs.

      In addition, these plants could experience mechanical difficulties, either related or unrelated to elements of the Syntroleum Process.

      Many of Our competitors have significantly more financial and other resources than our Company, and GTL Technologies Developed by our competitors could become more commercially successful than our technology or render our technology obsolete.

      The development of GTL technology is highly competitive, and other GTL technologies could become more commercially successful than our technology. The Syntroleum Process is based on chemistry that has been used by several companies in synthetic fuel projects over the past 60 years. Our competitors include major integrated oil companies that have developed or are developing competing GTL technologies, including Exxon, Shell, Sasol, BP Amoco and Conoco. Each of these companies has significantly more financial and other resources than us to spend for research and development of their respective technologies and for funding construction and operation of commercial-scale GTL plants. These competitors could offer to license their technology to others. In addition, several small companies have developed, and are continuing to develop, competing GTL technologies. The Department of Energy has also sponsored a number of research programs relating to GTL technology, including a recent program relating to the development of a ceramic membrane technology that could potentially lower the cost of competitive processes.

      As GTL technologies continue to be developed by our competitors, one or more of our current technologies may become obsolete. Our ability to create and maintain technological advantages is critical to our future success. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at substantial cost. We may not be able to successfully develop, or expend the financial resources necessary to acquire new technology.

      Our ability to protect our intellectual property rights involves many complexities and uncertainties, and commercialization of the syntroleum process could give rise to claims that our technology infringes upon the rights of others.

      Our success depends on our ability to protect our intellectual property rights, which involves complex legal, scientific and factual questions and uncertainties. We rely on a combination of patents, copyrights, trademarks, trade secret laws and contractual restrictions to protect our proprietary rights. We cannot assure you that additional patents will be granted, and our existing patents might not provide us with commercial benefit or might be infringed upon, invalidated or circumvented by others. In addition, the availability of patents in foreign markets, and the nature of any protection against competition that may be afforded by those patents, are often difficult to predict and vary significantly from country to country. Our licensors or we may choose not to seek, or may be unable to obtain, patent protection in a country that could potentially be an important market for our GTL technology. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. In addition, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others.

      Commercialization of the Syntroleum Process may give rise to claims that our technologies infringe upon the patents or other proprietary rights of others. Although it is our policy to regularly review patents that may have applicability in the GTL industry, we may not become aware of these patents or rights until after we have made a substantial investment in the development and commercialization of those technologies. Legal actions could be brought against us, our partners or licensees, claiming damages and seeking an injunction that would prevent us, our partners or licensees, from testing, marketing or commercializing the affected technologies. Major energy companies seeking to gain a competitive advantage may have an interest in bringing one of these actions. If an infringement action was successful, in addition to potential liability for damages, our partners, our licensees or we could be required to obtain a license in order to continue to test, market or commercialize the affected technologies. Any required license might not be made available or, if available, might not be available on acceptable terms, and we could be prevented entirely from testing, marketing or commercializing the affected technology. We may have to expend substantial resources in litigation, either in enforcing our patents, defending against the infringement claims of others, or both. Many possible claimants, like the energy companies that have or may be developing proprietary GTL technologies competitive with the Syntroleum Process, have significantly more resources to spend on litigation. We can give no assurance that third parties will not claim infringement by us with respect to past, present or future GTL technologies. In any potential intellectual property dispute involving us, our licensees could also become the target of litigation.

      We could have potential indemnification liabilities to licensees relating to the operation of gtl plants based on the Syntroleum Process or intellectual property disputes.

      Our license agreements require us to indemnify the licensee, subject to a cap of 50% of the license fees received, against specified losses relating to, among other things:

    . the use of patent rights and technical information relating to the Syntroleum Process,

    . acts or omissions by us in connection with process design packages for plants, and

    .  performance guarantees that may be provided by us.

      Our indemnification obligations could result in substantial expenses and liabilities to us in the event that intellectual property rights claims are made against us or our licensees, or GTL plants based on the Syntroleum Process fail to operate as designed.

      If improvements to the syntroleum process are not commercially viable, the design and construction of lower-cost GTL plants based on the Syntroleum Process could be delayed or prevented.

      A number of improvements to the Syntroleum Process are in various early stages of development. These improvements will require substantial additional investment, development and testing prior to their commercialization. We might not be successful in developing these improvements and, if developed, they may not be capable of being utilized on a commercial basis. If improvements to the Syntroleum Process currently under development do not become commercially viable on a timely basis, the total potential market for GTL plants that could be built by us and our partners and by our licensees could be significantly limited.

      For example, improvements to the heat integration of the Syntroleum Process designed to lower capital and operating costs are currently under development. These improvements may not occur because further integration of the gas turbine into the process might not be technically feasible due to the operating tolerances of the materials in the gas turbine. In addition, our horizontal reactor, which is designed to have a low center of gravity for marine applications, may not be capable of commercial application due to operational difficulties which could limit the market for floating GTL plants.

      The economic application of our technology depends on favorable plant operating conditions.

      The economic application of GTL technology depends on favorable plant operating conditions. Among the operating conditions that impact plant economics are the site location, infrastructure, weather conditions, the size of the equipment, the quality of the natural gas feedstock, the type of plant products and whether the natural gas converted by the plant is associated with oil reserves. For example, if a plant is located in an area that requires the construction of substantial infrastructure, plant economics would be adversely affected. In addition, plants that are not designed to produce specialty products or other high margin products and plants that are not used to convert natural gas that is associated with oil reserves will be more dependent on favorable natural gas and oil prices than plants designed for those uses and are not expected to be cost-effective at price levels below the range of at least $15 to $20 per barrel for oil.

      Industry rejection of our technology would make the construction of GTL plants based on the Syntroleum Process more difficult or impossible and adversely affect our ability to receive future license fees.

      As is typical in the case of a new and rapidly evolving technology, demand and industry acceptance for our GTL technology is subject to a high level of uncertainty. Failure by the industry to accept our technology would make our construction of GTL plants more difficult or impossible and adversely affect our ability to receive future license fees and to generate other revenue. Should a high profile industry participant adopt the Syntroleum Process and fail to achieve success or should any commercial GTL plant based on the Syntroleum Process fail to achieve success, other industry participants' perception of the Syntroleum Process could be adversely affected. In addition, some oil companies may be motivated to seek to prevent industry acceptance of GTL technology based on their belief that widespread adoption of GTL technology might negatively impact their competitive position.

Risks Relating to Our Business

      We have incurred losses and anticipate continued losses.

      As of December 31, 1999, we had negative retained earnings of $43.6 million. We have not yet achieved profitability and expect to continue to incur net losses until we recognize sufficient revenues from licensing activities, GTL plants or other sources. Because we do not have an operating history upon which an evaluation of our prospects can be based, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by small companies seeking to develop new and rapidly evolving technologies. To address these risks, we must, among other things, respond to competitive factors, continue to attract, retain and motivate qualified personnel, and commercialize and continue to upgrade our GTL technologies. We may not be successful in addressing these risks. We can give no assurance that we will achieve or sustain profitability.

      Our anticipated expense levels are based in part on our expectations as to future operating activities and are not based on historical financial data. We plan to increase our capital expenditures to fund the design and construction of GTL plants, increase our operating expenses to fund greater levels of research and development, and increase our marketing and operational capabilities. These expenses may not subsequently be followed by increased revenues or cash flows.

      The economic application of GTL plants based on the Syntroleum Process depends on favorable crude oil prices and other commodity prices.

      Our belief that the Syntroleum Process can be cost effective at GTL plants with throughput levels from as low as 2,000 to over 100,000 barrels per day is based on our assumption that oil prices in the range of at least $15 to $20 per barrel will prevail. However, the markets for oil and natural gas have historically been very volatile and are likely to continue to be very volatile in the future. Although current crude oil prices are relatively high, during 1998 crude oil prices fell to historically low levels of below $10 per barrel for a period of time and could return to low levels in the future.

      Because the synthetic crude oil, liquid fuels and specialty products that GTL plants based on the Syntroleum Process are expected to produce will compete in markets with oil and refined petroleum products, and because natural gas will be used as the feedstock at these GTL plants, an increase in natural gas prices relative to prices for oil and refined products, or a decrease in prices for oil and refined products, could adversely affect the operating results of these plants. Higher than anticipated costs for the catalysts and other materials used in these plants could also adversely affect operating results. Factors that could cause changes in the prices and availability of oil, natural gas and refined products include:

    .  the level of consumer product demand,

    .  weather conditions,

    .  domestic and foreign government regulation,

    .  the actions of the Organization of Petroleum Exporting Countries,

    .  political conditions in oil and natural gas producing countries,

    .  the supply of foreign crude oil and natural gas,

    . the location of GTL plants relative to natural gas reserves and pipelines,

    .  the capacities of pipelines,

    .  fluctuations in seasonal demand, and

    . the price and availability of alternative fuels and overall economic conditions.

      We cannot predict the future markets and prices for oil, natural gas, refined products or other materials used in the Syntroleum Process.

      GTL plants will depend on the availability of natural gas at economic prices, and alternative uses of natural gas could be preferred in many circumstances.

      GTL plants will depend on the availability of natural gas at economic prices. The market for natural gas is highly competitive in many areas of the world, and in many circumstances, the sale of natural gas for use as a feedstock in a GTL plant will not be the highest value market for the owner of the natural gas. The cryogenic conversion of natural gas to liquefied natural gas, may compete with our GTL plants for use of natural gas as feedstocks in many locations. Local commercial, residential and industrial consumer markets, power generation, ammonia, methanol and petrochemicals are also alternative markets for natural gas. Unlike us, many of our competitors also produce or have access to large volumes of natural gas, which may be used in connection with their GTL operations. The availability of natural gas at economic prices for use as a feedstock for GTL plants may also depend on the production costs for the gas and whether natural gas pipelines are located in the areas where these plants are located. New pipelines may be built in, or existing pipelines may be expanded into, areas where GTL plants are built, and this may affect the operating margins of these plants as other markets compete for the natural gas feedstocks. The United States and Western Europe have well-developed natural gas markets. In these markets, the relationship between natural gas prices and liquid hydrocarbon prices would likely make investments in GTL plants that produce fuels uneconomic in many circumstances based upon current market, environmental and regulatory conditions. Other areas around the world that have developed local markets for natural gas may also have higher valued uses for natural gas than as feedstocks for GTL plants. In addition, the commercialization of GTL technologies may have an adverse effect on the availability of natural gas at economic prices.

      We will need to obtain funds from additional financings or other sources, and if we do not receive these funds we might need to delay or eliminate our expenditures, including those for capital projects.

      We have expended and will continue to expend a substantial amount of funds to continue the research and development of our technologies, to market the Syntroleum Process and to design and construct GTL plants. We intend to obtain additional funds for our GTL plant projects primarily through a combination of equity and debt project financing, and plan to finance the Sweetwater plant primarily through non-recourse debt financing at the project level. We also intend to obtain additional funds through collaborative or other arrangements with strategic partners and others and debt and equity financing in the capital markets. Financing may not be available when needed or on terms acceptable or favorable to us. If adequate funds are not available, we may be required to delay or to eliminate expenditures for our capital projects, research and development, and other activities. We could also be forced to license to third parties the rights to commercialize additional products or technologies that we would otherwise seek to develop ourselves. If we obtain additional funds by issuing equity securities, dilution to stockholders may occur. In addition, preferred stock could be issued in the future without stockholder approval and the terms of our preferred stock could include dividend, liquidation, conversion, voting and other rights that are more favorable than the rights of the holders of our common stock.

      Assuming the commercial success of the plants based on the Syntroleum Process, we expect that license fees, catalyst sales and sales of specialty products from GTL plants in which we own an interest will be a source of funds for operations. However, we may not receive any of these revenues, and these revenues may not be sufficient for capital expenditures or operations and may not be received within the expected time frame. If we are unable to generate funds from operations, our need to obtain funds through financing activities will be increased.

      The construction of the Sweetwater plant and other GTL plants based on the Syntroleum Process will be subject to the risks of delay and cost overruns inherent in any large construction project.

      The construction of GTL plants based on the Syntroleum Process, including the Sweetwater plant we are currently developing and plan to construct in Western Australia, will be subject to the risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

    .  shortages of equipment, materials or skilled labor,

    . unscheduled delays in the delivery of ordered materials and equipment,

    . engineering problems, including those relating to the commissioning of newly designed equipment,

    .  work stoppages,

    .  weather interference,

    .  unanticipated cost increases, and

    .  difficulty in obtaining necessary permits or approvals.

      Our receipt of license fees depends on substantial efforts by our licensees, and our licensees could choose not to construct a gtl plant based on the Syntroleum Process or to pursue alternative GTL technologies.

      Our licensees will control whether any plant site licenses are issued and, as a result, whether any additional license fees are due under our license agreements. Licensees may need to undertake substantial activities and investments before any plant site license is issued and license fees are due. These activities may include performing feasibility studies, obtaining regulatory approvals and permits, obtaining preliminary cost estimates and final design and engineering for the plant, obtaining a sufficient dedicated supply of natural gas, obtaining adequate commitments for the purchase of the plant's products, and obtaining the financing for construction of the plant. The licensee will control the amount and timing of resources devoted to these activities. Whether licensees are willing to expend the resources necessary to construct GTL plants will depend on a variety of factors outside our control, including the prevailing view of prices for crude oil, natural gas and refined products. In addition, our license agreements may be terminated by the licensee, with or without cause, upon 90 days' notice to us. If we do not receive payments under our license agreements, we may not have sufficient resources to implement our business strategy. Our licensees are not restricted from pursuing alternative GTL technologies on their own or in collaboration with others, including our competitors.

      Our future plans could be harmed if we are unable to attract or retain key personnel.

      Our success substantially depends on the performance of our executive officers, including Kenneth L. Agee (our founder, Chief Executive Officer and Chairman of the Board and inventor with respect to many of our patents and patent applications), and Mark A. Agee (our President and Chief Operating Officer). Given the technological nature of our business, we also depend on our scientific and technical personnel. Our efforts to develop and commercialize our technology have placed a significant strain on our scientific and technical personnel, as well as our operational and administrative resources. Our ability to implement our business strategy may be constrained, and the timing of implementation may be impacted, if we are unable to attract and retain sufficient personnel. At March 31, 2000, we had 73 full-time employees. Except for a $500,000 life insurance policy held by us on the life Kenneth L. Agee, we do not maintain "key person" life insurance policies on any of our employees.

      We depend on strategic relationships with manufacturing and engineering companies, and failure by these companies to provide necessary components or services could negatively impact our business.

      We intend to, and believe our licensees will, utilize third party component manufacturers in the design and construction of GTL plants based on the Syntroleum Process. If any third party manufacturer is unable to acquire raw materials or to provide components of GTL plants based on the Syntroleum Process in commercial quantities in a timely manner and within specifications, we or our licensees could experience material delays, or construction plans could be canceled, while alternative suppliers or manufacturers are identified and prepare for production. We have no experience in manufacturing and do not have any manufacturing facilities. Consequently, we will depend on third parties to manufacture components of GTL plants based on the Syntroleum Process. We have conducted development activities with third parties relating to our proprietary catalysts and turbines that may be used in the Syntroleum Process, and other manufacturing companies may not have the same expertise as these companies.

      We also intend to utilize third parties to provide engineering services in connection with our efforts to commercialize the Syntroleum Process. If these engineering firms are unable to provide requisite services or performance guarantees, we or our licensees could experience material delays, or construction plans could be canceled, while alternative engineering firms are identified and become familiar with the Syntroleum Process. We have no experience in providing engineering services and have a limited engineering staff. Consequently, we will depend on third parties to provide necessary engineering services, and these firms may be asked by licensees or financial participants in plants to provide performance guarantees in connection with the design and construction of GTL plants based on the Syntroleum Process.

      Our operating results may be volatile due to a variety of factors and are not a meaningful indicator of future performance.

      We expect to experience significant fluctuations in future annual and quarterly operating results because of the unpredictability of many factors that impact our business. These factors include:

    .  timing of any construction by us or our licensees of GTL plants,

    . demand for licenses of the Syntroleum Process and receipt and revenue recognition of license fees,

    .  oil and gas prices,

    .  timing and amount of research and development expenditures,

    .  demand for specialty products,

    . introduction or enhancement of GTL technologies by us and our competitors,

    .  market acceptance of new technologies, and

    .  general economic conditions.

      As a result, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it may be that in some future year or quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our common stock would likely be materially adversely affected.

      We are subject to extensive laws relating to the protection of the environment, and these laws may increase the cost of designing, constructing and operating our GTL plants.

      We are subject to extensive laws and regulations relating to the protection of the environment. Violators of these laws and regulations may be subject to substantial fines, criminal sanctions or third party lawsuits and may be required to install costly pollution control equipment or, in some extreme cases, curtail operations. Our GTL plants will generally be required to obtain permits under applicable environmental laws and various permits for industrial siting and construction. Compliance with environmental laws and regulations, and any requisite permits, may increase the costs of designing, constructing and operating our GTL plants. We may also face exposure to actual or potential claims and lawsuits involving environmental matters with respect to our current real estate inventory as well as previously owned real estate.

      We plan to construct GTL plants in foreign countries, where we would be subject to risks of a political nature and other risks inherent in foreign operations.

      We plan to construct GTL plants in foreign countries, where we would be subject to risks of a political nature and other risks inherent in foreign operations. These risks include changes in domestic and foreign taxation, currency exchange risks, labor disputes and uncertain political and economic environments as well as risk of war, civil disturbances or other events that could limit or disrupt production and markets or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation. International operations and investments may also be adversely affected by laws and policies of the United States affecting foreign trade, investment and taxation, which could affect the conduct or profitability of these operations.

      Sufficient markets for the synthetic products of the Syntroleum Process or products which utilize these synthetic products, including fuel cells, may never develop or may take longer to develop than we anticipate.

      Sufficient markets may never develop for the synthetic products of the Syntroleum Process, or may develop more slowly than we anticipate. The development of sufficient markets for the synthetic products of the Syntroleum Process may be affected by many factors, some of which are out of our control, including:

    .  the cost competitiveness of the synthetic products of the Syntroleum
       Process

    .  consumer reluctance to try a new product,

    .  environmental, safety and regulatory requirements, and

    .  the emergence of more competitive products.

      In addition, a new market may fail to develop for products which utilize our synthetic products. For example, the establishment of a market for the use of these products as fuel for fuel cells is uncertain, in part because fuel cells represent an emerging market, and we do not know whether distributors will want to sell them or if end-users will want to use them.

      If sufficient markets fail to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our technology and may never achieve profitability.

Risks Relating to the Offering

      The concentrated ownership of our common stock may have the effect of delaying or preventing a change of control of our Company.

      As of March 31, 2000, our directors and officers beneficially owned approximately 43% of the outstanding shares of our common stock. As a result, our directors and officers, to the extent they act together, will be in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership of our common stock may have the effect of delaying or preventing a change of control of our company.

      Our stock price may continue to be volatile and could decline following this offering.

      Historically, the market price of our common stock has been very volatile. The trading price of our common stock is expected to continue to be subject to substantial volatility in response to numerous factors, including publicity regarding actual or potential results with respect to development of the Syntroleum Process and design, construction and commercial operation of plants using our process, announcements of technological innovations by others with competing GTL processes, developments concerning intellectual property rights, including claims of infringement, annual and quarterly variances in operating results, changes in energy prices, competition, changes in financial estimates by securities analysts, any differences in actual results and results expected by investors and analysts, investor perception of our favorable or unfavorable prospects and other events or factors. In addition, the stock market has experienced and continues to experience significant price and volume volatility that has affected the market price of equity securities of many companies. This volatility has often been unrelated to the operating performance of those companies. These broad market fluctuations may adversely affect the market price of our common stock. There is no guarantee that an active public market for our common stock will be sustained.

      Provisions in our Charter documents and Delaware law may delay or prevent an acquisition of our company, which could decrease the value of our common stock.

      Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it difficult for a third party to acquire our company without the consent of our board of directors. The provisions of our certificate of incorporation and bylaws include a classified board of directors with staggered terms, supermajority voting requirements for business combinations with owners of 10% or more of our common stock and restrictions on the ability of stockholders to take action by written consent. In addition, our board of directors has adopted a stockholder rights plan, and is authorized to set the terms of our preferred stock without stockholder approval. Delaware law also imposes some restrictions on mergers and other business combinations between our company and owners of 15% or more of our common stock. These provisions apply even if an acquisition proposal is considered beneficial by some stockholders and could depress the value of our common stock.

      Future Sales of our common stock could adversely affect our stock price.

      Substantial sales of our common stock in the public market following this offering, or the perception by the market that those sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. These sales could include sales of shares of our common stock by our directors and officers, who beneficially owned approximately 43% of the outstanding shares of our common stock as of March 31, 2000. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

      You could suffer immediate and substantial dilution.

      In any offering of our common stock, the public offering price per share of common stock could be substantially higher than the net tangible book value per share immediately after the offering. If we obtain additional funds by issuing equity securities, dilution to stockholders may occur. The prospectus supplement will set forth the information regarding any dilutive effect of an offering of our common stock.

                                USE OF PROCEEDS

      Unless we inform you otherwise in the prospectus supplement or any pricing supplement, we will use the net proceeds from the sale of the offered common stock for general corporate purposes. These purposes may include capital expenditures, working capital, repayment or refinancing of indebtedness, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                                    DILUTION

      Our net tangible book value at December 31, 1999 was $.92 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. Purchasers of our common stock in an offering may experience immediate dilution in net tangible book value per share. The prospectus supplement will set forth the information regarding any dilutive effect of an offering of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

      The total number of shares of all classes of stock that we have authority to issue is 155,000,000, consisting of 150,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. We had 27,297,168 shares of common stock outstanding as of March 1, 2000. We have authorized and reserved for issuance 250,000 shares of junior participating preferred stock in connection with the preferred stock purchase rights described below.

Common Stock

      The holders of common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors, except as may, in the future, be provided in any resolutions adopted by our board of directors with respect to any series of preferred stock. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of shares of common stock exclusively possess all voting power of our stockholders. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to those dividends as may be declared from time to time by the board of directors from funds available for dividends and, upon liquidation, are entitled to receive pro rata all of our assets available for distribution to our stockholders.

Preferred Stock

      Our board of directors is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series, including:

    .  the designation of the series,

    . the number of shares of the series, which number the board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares of that series then outstanding,

    . whether dividends, if any, will be cumulative or noncumulative and the dividend rate and the preferences, if any, of the series,

    .  the dates on which dividends, if any, will be payable,

    . the redemption rights and price or prices, if any, for shares of the series,

    . the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

    . the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

    . whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that class or series or that other security, the conversion or exchange price or prices or rate or rates, any adjustments to those prices or rates, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions of the conversion or exchange,

    . restrictions on the issuance of shares of the same series, or of any other class or series, and

    .  the voting rights, if any, of the holders of shares of any series.

      The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock, par value $.01 per share, or common stock, the board of directors may determine not to seek stockholder approval.

      Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt, including a tender offer or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or that might result in stockholders receiving a premium for their stock over the then current market price of the stock.

Preferred Stock Purchase Rights

      One preferred share purchase right is currently associated with each outstanding share of our common stock. Each of these rights entitles the registered holder to purchase from us one six-hundredth of a share of our junior preferred stock, par value $.01 per share, at a purchase price of $125.00 per one one-hundredth of a share, subject to adjustment.

      The rights will have anti-takeover effects. The rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by the board of directors, including by means of a tender offer at a premium to the market price. The rights should not interfere with any merger or business combination approved by the board of directors because the rights may be redeemed by us at the redemption price prior to the time that a person has become an acquiring person.

      The following summary of the material terms of the rights is qualified in its entirety by reference to the form of the Amended and Restated Rights Agreement, a copy of which is incorporated by reference as an exhibit to this Registration Statement.

      Evidence and Transferability of Rights. The rights will be evidenced by the certificates representing shares of common stock until the earlier to occur of:

    . 10 days following a public announcement made by us or an "acquiring person" that a person or group of affiliated or associated persons has become an "acquiring person," which occurs when that person or group has acquired beneficial ownership of 25% or more of the then outstanding shares of common stock, or

    . 10 business days, or a later date established by our board of directors before the time any person or group becomes an acquiring person, following the commencement of, or the first public announcement of an intention of any person or group to make, a tender offer or exchange offer that, if completed, would result in the beneficial ownership by a person or group of 25% or more of the outstanding shares of common stock.

The date that the rights are no longer evidenced by the certificates representing shares of common stock is referred to as the "rights distribution date." Neither Kenneth L. Agee nor Mark A. Agee nor members of their immediate families, nor any of their affiliates or associates, individually or collectively, will be deemed an acquiring person.

      Until the rights distribution date or the earlier redemption or expiration of the rights:

    . the rights will be transferred with and only with the transfer of shares of common stock,

    . certificates representing shares of common stock will contain a notation incorporating the terms of the rights by reference, and

    . the surrender for transfer of any certificate representing shares of common stock will also constitute the transfer of the rights associated with the shares of common stock represented by that certificate.

      As soon as practicable following the rights distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock as of the close of business on the rights distribution date and those separate rights certificates alone will evidence the rights.

      Exercisability of Rights. The rights are not exercisable until the rights distribution date. The rights will expire on January 31, 2007, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case, as described below.

      If any person becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person, which will be void, will after the date that any person became an acquiring person have the right to receive upon exercise of those rights at the then current exercise price that number of shares of common stock having a market value of two times the exercise price of the right. If, at any time on or after the date that any person has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a right will after the date of that transaction have the right to receive, upon the exercise of those rights at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of that transaction will have a market value of two times the exercise price of the right.

      The purchase price payable, and the number of shares of junior preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the following circumstances:

    . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of junior preferred stock,

    . upon the grant to holders of the shares of junior preferred stock of specified rights, options or warrants to subscribe for or purchase shares of junior preferred stock at a price, or securities convertible into shares of junior preferred stock with a conversion price less than the then current market price of the shares of junior preferred stock, or

    . upon the distribution to holders of the shares of junior preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of junior preferred stock, or of subscription rights or warrants other than those referred to above.

      The number of outstanding rights and the number of shares of junior preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the rights distribution date.

      With specified exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of junior preferred stock will be issued, other than fractions which are integral multiples of one one-hundredth of a share of junior preferred stock, which may, at our election, be evidenced by depositary receipts. In lieu of those fractional shares, an adjustment in cash will be made based on the market price of the shares of junior preferred stock on the last trading day prior to the date of exercise.

      Until a right is exercised, the holder of a right will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

      Terms of Junior Preferred Stock. Shares of junior preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of junior preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 600 times the dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred stock will be entitled to a minimum preferential liquidation payment of $600 per share but will be entitled to an aggregate payment equal to 600 times the payment made per share of common stock. Each share of junior preferred stock will have 600 votes, together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which the common stock is exchanged, each share of junior preferred stock will be entitled to receive an amount equal to 600 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

      Because of the nature of the dividend, liquidation and voting rights of the junior preferred stock, the value of the one six-hundredth interest in a share of junior preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

      Exchange or Redemption. At any time after any person becomes an acquiring person and before the acquisition by that person of 50% or more of the outstanding shares of common stock, our board of directors may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock, or in the event there are not sufficient shares of common stock authorized to be issued, one six-hundredth of a share of junior preferred stock, per right, subject to adjustment. This exchange will not apply to rights owned by the acquiring person which will have become void.

      At any time before any person becomes an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right.

      The redemption of the rights may be made effective at any time, on any basis and with any conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the rights will terminate and holders of rights will only receive the redemption price.

      Amendment. The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to:

    . lower the threshold at which a person becomes an acquiring person, and

    . lower the percentage of common stock proposed to be acquired in a tender or exchange offer that would cause the rights distribution date to occur to not less than the greater of (1) the sum of .001% and the largest percentage of the outstanding common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that, from and after the time that any person or group of affiliated or associated persons becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights.

Restrictions on Business Combinations

      Our charter provides that "business combinations" involving an "interested stockholder" must be approved by the holders of at least 66 2/3% of the voting power of the shares not owned by the interested stockholder, unless the business combination is either approved by a majority of "continuing directors" or meets specified requirements regarding price and procedure.

      "Continuing directors" is generally defined in our charter as follows:

    . directors who are unaffiliated with the interested stockholder and joined the board before the party to the transaction became an interested stockholder, or

    . directors who are unaffiliated with the interested stockholder and are elected to fill a vacancy and whose election is recommended by a majority of continuing directors then on the board.

      Our charter also provides that the initial directors named in our charter who are unaffiliated with the interested stockholder are "continuing directors."

      A "business combination" is generally defined in our charter as follows:

    . any merger or consolidation of our company or one of our subsidiaries with any interested stockholder,

    . any disposition, in one transaction or a series of transactions, to or with any interested stockholder of any assets of our company or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more,

    . the issuance or transfer by us or any of our subsidiaries of any securities of our company or any of our subsidiaries to any interested stockholder, in exchange for property having an aggregate fair market value of $10,000,000 or more,

    . the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder, or

    . any reclassification of securities, or recapitalization of our company, or any merger or consolidation of our company with any of our subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity or convertible securities of our company or any of our subsidiaries that are directly or indirectly owned by any interested stockholder.

      An "interested stockholder" is generally defined in our charter as any person who or which:

    . itself, or along with its affiliates, is the beneficial owner, directly or indirectly, of more than 10% of our then outstanding voting stock,

    . is one of our affiliates and at any time within the two-year period immediately before the date in question was itself, or along with its affiliates, the beneficial owner, directly or indirectly, of 10% or more of our then outstanding voting stock, or

    . is an assignee of or has otherwise succeeded to any of our voting stock that was at any time within the two-year period immediately before the date in question beneficially owned by an interested stockholder, if that assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

The provisions in our charter restricting business combinations with interested stockholders also generally apply to an interested stockholder's affiliates.

      To satisfy the price and procedure requirements of these provisions, the following criteria must be satisfied:

    . the total amount of the cash and the fair market value of consideration other than cash to be received per share by holders of our capital stock is at least equal to the highest of

        (1) the highest price per share paid by the interested stockholder in transactions during the two-year period before the announcement of the transaction or in the transaction in which it became an interested stockholder,

        (2) the fair market value of the stock on the date of announcement of the transaction or the date of the transaction in which it became an interested stockholder, whichever is higher,

        (3) the amount determined under clause (2) above multiplied by the ratio of (A) the highest price per share paid by the interested stockholder for any shares during the two-year period before the date of announcement of the transaction to (B) the fair market value of the stock on the first day in that two-year period on which the interested stockholder acquired any shares of stock, and

        (4) in the case of preferred stock, the highest preferential amount per share to which stockholders are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company,

    . generally, the consideration to be received by holders of a particular class of outstanding voting stock is in cash or in the same form as the interested stockholder has previously paid for shares of that class of voting stock,

    . after the interested stockholder has become an interested stockholder and before the completion of the business combination, specified actions or omissions have not occurred with respect to dividends and the interested stockholder has not become the beneficial owner of any additional voting stock except as part of the transaction which results in the interested stockholder becoming an interested stockholder,

    . after the interested stockholder has become an interested stockholder, the interested stockholder has not received, except proportionately as a shareholder, any financial assistance or tax advantages provided by the corporation, whether in anticipation of or in connection with the business combination or otherwise, and

    . a proxy or information statement describing the proposed business combination and complying with the requirements of the Securities Exchange Act of 1934 is mailed to stockholders at least 30 days before the completion of the business combination.

      Section 203 of the Delaware General Corporation Law provides that, subject to specified exceptions, a corporation may not engage in a broad range of business combinations with any "interested stockholder" for a three-year period following the time that the stockholder becomes an interested stockholder unless:

    . prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

    . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are both officers and directors of the corporation and shares held by specified employee stock ownership plans, or

    . on or after that time, the business combination is approved by the board of directors of the corporation and approved at an annual meeting or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, an "interested stockholder" is defined for purposes of Section 203 to include any person that is

    . the owner of 15% or more of the outstanding voting stock of the corporation, or

    . an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

Section 203 permits a corporation to opt out of these provisions, although we have not done so. Our board of directors has, however, approved the transaction which resulted in both Kenneth L. Agee and Mark A. Agee becoming interested stockholders. As a result, the provisions of Section 203 are not applicable to either Kenneth L. Agee or Mark A. Agee.

Amendments to Charter

      Amendments of our charter generally require the approval of the holders of a majority of the outstanding stock entitled to vote on the amendment, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of shares of that class or series or would adversely affect the rights, powers or preferences of that class or series, a majority of the outstanding stock of that class or series also would be required to approve the amendment. However, the approval of the board of directors and the affirmative vote of 80% of the stock entitled to vote in the election of directors is required for the amendment or repeal of, or the adoption of provisions that are inconsistent with, the provisions of our charter regarding:

    . powers of the board of directors with respect to the bylaws and our accounts and books, and

    .  the number, election and classification of our directors.

      In addition, the amendment or repeal of, or the adoption of provisions that are inconsistent with, the provisions of our charter regarding votes required for business combinations with interested stockholders described above requires the approval of our board of directors and the affirmative vote of 66 2/3% of the holders of stock entitled to vote in the election of directors and not owned directly or indirectly by interested stockholders or their affiliates.

Amendments to Bylaws

      Our board of directors may adopt, alter or amend the bylaws. In addition to meeting notice requirements, our bylaws provide that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required for stockholders to alter, amend or repeal any provision of the bylaws or to adopt any additional bylaws.

Special Meetings of Stockholders

      Subject to the rights of holders of any series of preferred stock or any other series or class of stock as set forth in our charter, our bylaws provide that a special meeting may be called only by the chairman of the board of directors or by the board of directors pursuant to a resolution adopted by a majority of the total number of our directors (including vacancies). The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting.

Stockholder Action by Written Consent

      Our charter provides that corporate action may not be taken by written consent of stockholders.

Advance Notice Provisions for Stockholder Director Nominations and Stockholder Proposals

      Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

      Our bylaws provide that only individuals who are nominated pursuant to the notice of meeting or by, or at the direction of, our chairman of the board of directors or our board of directors, or by a stockholder who has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as one of our directors. The bylaws also provide that at an annual meeting only business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board or our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder's intention to bring that business before the meeting.

      Under these provisions, for notice of stockholder director nominations or proposals to be made at an annual meeting to be timely, the notice must generally be received by us:

    . not less than 70 days nor more than 90 days before the first anniversary of the previous year's annual meeting, or

    . if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date, not earlier than 90 days before the meeting and not later than the later of (1) 70 days before the meeting and (2) 10 days after public announcement of the date of the meeting is first made.

      However, if the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 80 days before the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by that increase, if it is received by us not later than 10 days after the public announcement is first made by us. If directors are to be elected at a special meeting, the notice must be received by us not earlier than 90 days before the meeting and not later than the later of (1) 70 days before the meeting and (2) 10 days after public announcement of the date of the meeting. Stockholders may not bring business before a special meeting of stockholders under the bylaws.

      Under the bylaws, a stockholder's notice to us proposing to nominate an individual for election as a director must contain specified information, including the identity and address of the nominating stockholder and the beneficial owner, if any, the class and number of shares of stock that are owned beneficially and of record by the stockholder and the beneficial owner, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the bylaws, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain specified information about the proposed business and about the proposing stockholders, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting the business at the meeting, the name and address of the stockholder and the beneficial owner, if any, the class and number of shares of stock owned beneficially and of record by the stockholder and the beneficial owner, and any material interest of the stockholder and the beneficial owner, if any, in the business so proposed. If the chairman of the board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the bylaws, that person will not be eligible for election as a director, or that business will not be conducted at the meeting, as the case may be.

Classification of Directors

      Our charter provides that directors will be divided into three classes serving staggered three-year terms so that approximately one-third of the board of directors is elected each year. Our charter also provides that, subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in the charter to elect additional directors under specified circumstances, the number of directors is fixed in accordance with the bylaws. Our bylaws provide that the number of directors is to be fixed from time to time pursuant to a resolution adopted by a majority of the board of directors (including vacancies) but will not consist of more than 11 nor less than three directors. As of March 7, 2000, the board of directors consisted of nine persons.

      The classification of directors makes it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will be required to effect a change in a majority of the board of directors.

Removal of Directors; Filling Vacancies on the Board of Directors

      Our charter provides that a director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class.

      Under our bylaws, newly created directorships resulting from any increase in the number of directors or any vacancies on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, subject to the rights, if any, of holders of our preferred stock. In addition, our bylaws provide that the directors elected to fill vacancies on the board of directors will hold office until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

                              PLAN OF DISTRIBUTION

      We may sell the offered common stock in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will set forth the following information:

    .  the terms of the offering,

    .  the names of any underwriters or agents,

    .  the purchase price,

    .  the net proceeds to us,

    .  any delayed delivery arrangements,

    . any underwriting discounts and other items constituting underwriters' compensation,

    .  the initial public offering price, and

    .  any discounts or concessions allowed or reallowed or paid to dealers.

Sale Through Underwriters or Dealers

      If we use underwriters in the sale, the underwriters will acquire the common stock for their own account. The underwriters may resell the common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to conditions, and the underwriters will be obligated to purchase all the offered common stock if they purchase any of the offered common stock. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      During and after an offering through underwriters, the underwriters may purchase and sell the common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered common stock sold for their account may be reclaimed by the syndicate if the offered common stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered common stock, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

      If we use dealers in the sale of common stock, we will sell the common stock to them as principals. They may then resell that common stock to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of our common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of that common stock. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

      We may sell the common stock directly. In that event, no underwriters or agents would be involved. We may also sell the common stock through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered common stock, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of that common stock. We will describe the terms of any of these sales in the prospectus supplement.

Delayed Delivery Contracts

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase common stock from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

      We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or may perform services for us in the ordinary course of their businesses.

                                 LEGAL OPINIONS

      Eric Grimshaw, our Vice President, Secretary and General Counsel, or Baker Botts L.L.P., our outside legal counsel, will issue an opinion about the legality of the offered common stock for us. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                    EXPERTS

      The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses payable by Syntroleum Corporation (together with its predecessors, the "Company") in connection with the offering described in this Registration Statement.

   Registration Fee................................................... $ 31,680
   Nasdaq National Market listing fee.................................   17,500
   Printing expenses..................................................  100,000
   Accounting fees and expenses.......................................   75,000
   Legal fees and expenses............................................  100,000
   Miscellaneous......................................................   25,820
                                                                       --------
     Total............................................................ $350,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

Limitation of Liability of Directors

      The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability resulting from the following:

    . for any breach of the director's duty of loyalty to the Company or its stockholders,

    . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    . under Section 174 of the General Corporation Law of the State of
      Delaware (the "DGCL"), which concerns unlawful payments of dividends, stock purchases or redemptions, or

    . for any transaction from which the director derived an improper personal benefit.

      While the Company's Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Company's Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Company's Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

Indemnification of Directors and Officers.

      The Company's Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Company's Bylaws, to the fullest extent permitted from time to time by the DGCL, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of the Company's Board of Directors, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company's Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's Certificate of Incorporation or otherwise by the Company.

      The Company's Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company's Board of Directors.

      Pursuant to the Company's Bylaws, to obtain indemnification, a claimant is to submit to the Company a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, if requested by the claimant, by independent legal counsel, or if the claimant does not so request, by the Company's Board of Directors by a majority vote of the disinterested directors even though less than a quorum or, if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Company's Board of Directors, or if the disinterested directors so direct, by the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Company's Board of Directors unless there has occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a change of control, in which case the independent legal counsel will be selected by the claimant unless the claimant requests that such selection be made by the Company's Board of Directors.

      Pursuant to the Company's Bylaws, if a claim described in the paragraph above the preceding paragraph is not paid in full by the Company within thirty days after a written claim pursuant to the preceding paragraph has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The Company's Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. However, the Company will be precluded from asserting that the procedures and presumptions set forth in the Company's Bylaws are not valid, binding and enforceable and will be bound by a determination pursuant to the procedures set forth in the Company's Bylaws that the claimant is entitled to indemnification in any suit brought by a claimant pursuant to the Company's Bylaws.

      The Company's Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company's Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company's Certificate of Incorporation, the Company's Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company's Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. In addition, the Company's Bylaws authorize the Company, to the extent authorized from time to time by the Company's Board of Directors, to grant rights to indemnification and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition to any employee or agent of the Company to the fullest extent of the provisions of the Company's Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

      The Company's Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director of officer is not entitled to be indemnified under the Company's Bylaws or otherwise.

      The Company has entered into indemnification agreements with each of its directors and executive officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined).

      The Company currently has directors' and officers' insurance that insures directors and officers of the Company with respect to claims made for alleged "wrongful acts" in their roles as directors or officers of the Company and its subsidiaries. The insurance also insures the Company for claims against the Company's directors or officers in situations in which the Company has an obligation to defend and/or indemnify its directors and officers.

Item 16. Exhibits.

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
   *1    Form of Underwriting Agreement
   +4.1  Certificate of Incorporation of the Company (incorporated by reference to Annex B to the Proxy Statement of the Company filed with the SEC on
         May 12, 1999)
   +4.2  Bylaws of the Company (incorporated by reference to Appendix C to the
         Proxy Statement of the Company filed with the SEC on May 12, 1999)
   +4.3  Amended and Restated Rights Agreement dated as of January 31, 1997 and
         Amended and Restated as of June 17, 1999 (incorporated by reference to
         Exhibit 4.4 of the Company's Current Report on Form 8-K filed with the
         SEC on June 17, 1999)
   +4.4  Certificate of Designations of Series A Junior Participating Preferred
         Stock of the Company, dated June 16, 1999 (incorporated by reference to Exhibit 4.5 of the Company's Current Report on Form 8-K filed with the SEC on June 17, 1999)
    5.1  Opinion of Baker Botts L.L.P.
   23.1  Consent of Arthur Andersen LLP
   23.2  Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
   23.3  Consent of Petroconsultants, Inc.
 ++24    Powers of Attorney (included on signature page)

--------
  +Incorporated by reference as indicated.
  * To be filed by a post-effective amendment to this Registration Statement or as an exhibit to a Current Report on Form 8-K.

++ Previously filed.

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a further post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, the State of Oklahoma, on April 25, 2000.

                                          Syntroleum Corporation

                                                   /s/ Eric Grimshaw
                                          By: _________________________________

                                                     Eric Grimshaw

                                               Vice President, Secretary and
                                                    General Counsel


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 25, 2000.

              Signature                          Title
              ---------                          -----

                  *                    Chief Executive Officer
______________________________________  and Chairman of the Board
           Kenneth L. Agee              (Principal Executive
                                        Officer)

                  *                    President, Chief Operating
______________________________________  Officer and Director
             Mark A. Agee

                  *                    Vice President and Chief
______________________________________  Financial Officer
         Randall M. Thompson            (Principal Financial
                                        Officer)

                  *                    Controller (Principal
______________________________________  Accounting Officer)
            Carla S. Covey

                  *                    Director
______________________________________
          Alvin R. Albe, Jr.

                  *                    Director
______________________________________
          Frank M. Bumstead

                  *                    Director
______________________________________
            Robert A. Day

                  *                    Director
______________________________________
          P. Anthony Jacobs

              Signature                                Title
              ---------                                -----

                  *                    Director
______________________________________
          Robert Rosene, Jr.

                  *                    Director
______________________________________
           James R. Seward

                  *                    Director
______________________________________
          J. Edward Sheridan

         /s/ Eric Grimshaw
*By: _________________________________
            Eric Grimshaw
           Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
   No.
 -------
   *1    Form of Underwriting Agreement
   +4.1  Certificate of Incorporation of the Company (incorporated by reference to Annex B to the Proxy Statement of the Company filed with the SEC on
         May 12, 1999)
   +4.2  Bylaws of the Company (incorporated by reference to Appendix C to the
         Proxy Statement of the Company filed with the SEC on May 12, 1999)
   +4.3  Amended and Restated Rights Agreement dated as of January 31, 1997 and
         Amended and Restated as of June 17, 1999 (incorporated by reference to
         Exhibit 4.4 of the Company's Current Report on Form 8-K filed with the
         SEC on June 17, 1999)
   +4.4  Certificate of Designations of Series A Junior Participating Preferred
         Stock of the Company, dated June 16, 1999 (incorporated by reference to Exhibit 4.5 of the Company's Current Report on Form
         8-K filed with the SEC on June 17, 1999)
    5.1  Opinion of Baker Botts L.L.P.
   23.1  Consent of Arthur Andersen LLP
   23.2  Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
   23.3  Consent of Petroconsultants, Inc.
 ++24    Powers of Attorney (included on signature page)

--------
  +Incorporated by reference as indicated.
  * To be filed by a post-effective amendment to this Registration Statement or as an exhibit to a Current Report on Form 8-K.

++ Previously filed.